UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2481903
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

This Form 8-A/A is filed by Iconix Brand Group, Inc., a Delaware corporation (the “Company”), to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on Form 8-A filed by the Company with the Securities and Exchange Commission on January 28, 2016.

Item 1.	Description of Registrant’s Securities to be Registered.

On November 4, 2016, the date of the 2016 annual meeting of the stockholders of the Company, in accordance with the terms of that certain Rights Agreement (the “Rights Agreement”), dated as of January 27, 2016, between the Company and Continental Stock Transfer & Trust Company, the rights issued thereunder expired. On December 12, 2016, the Company filed with the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective upon filing, eliminated from the Company’s Certificate of Incorporation all matters set forth in the Company’s Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock, par value $0.01 per share (the “Series B Junior Participating Preferred Stock”), as filed with the Secretary of State of the State of Delaware on January 29, 2016. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights Agreement. No shares of the Series B Junior Participating Preferred Stock were issued and outstanding at the time of filing of the Certificate of Elimination.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is filed with this Registration Statement on Form 8-A/A as Exhibit 3.1 and is incorporated by reference herein.

Item 2	Exhibits.

3.1 Certificate of Elimination of Series B Junior Participating Preferred Stock of Iconix Brand Group, Inc., dated as of December 12, 2016

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Jason Schaefer
Name:	Jason Schaefer
Title:	EVP & General Counsel

Date: December 12, 2016

EXHIBIT INDEX

Exhibit	Description

3.1	Certificate of Elimination of Series B Junior Participating Preferred Stock of Iconix Brand Group, Inc., dated as of December 12, 2016